Exhibit 99.1

News Release

Babcock & Wilcox Announces First Quarter 2018 Results

- Reaffirming 2018 guidance
- U.K. Renewable projects progressing towards completion
- MEGTEC and Universal strategic processes ongoing
- Raised $248.5 million through rights offering; repaid second-lien term loan

(CHARLOTTE, N.C. – May 8, 2018) – Babcock & Wilcox Enterprises, Inc. ("B&W") (NYSE: BW) announced today first quarter 2018 revenues of $311.4 million, a decrease of $79.7 million, or 20%, compared to the first quarter of 2017. GAAP earnings per share in first quarter 2018 were a loss of $2.73 compared to a loss per share of $0.14 in first quarter 2017. Adjusted earnings per share were a loss of $2.19 for the three months ended March 31, 2018 compared to an adjusted earnings per share of $0.04 in the prior-year period. GAAP net loss in first quarter 2018 was $120.3 million compared to $6.8 million in first quarter 2017. Adjusted EBITDA was negative $61.6 million compared to positive $8.4 million in the prior year period. A reconciliation of historical non-GAAP results is provided in the exhibits to this release.

“Performance in our Power and Industrial segments was generally in line with our expectations in first quarter. However, the performance in these segments was overshadowed by the previously announced cost increases on our B&W Vølund new-build contracts," said Leslie C. Kass, President and Chief Executive Officer. “We are making progress toward completion at each of our Renewable new-build project sites and are seeking potential recoveries to mitigate losses. In Power, we had strong bookings, and Industrial profitability is beginning to improve.”

“With the support of our shareholders, we raised $248.5 million through the recently completed rights offering, allowing us to repay our second-lien term loan, which combined with the potential sales of MEGTEC and Universal, puts us on a path to having a much-improved balance sheet. All of the members of the management team, including the recently appointed Chief Implementation Officer, are driving efficiencies and cost reductions throughout the organization in an effort to produce improved financial results while maintaining our ability to continue serving our customers with high-quality and reliable engineered equipment, parts, and services.”

Results of Operations

Consolidated revenues in first quarter 2018 were $311.4 million, a decrease of $79.7 million compared to $391.1 million in first quarter 2017, as modestly higher revenue in the Industrial segment was offset by lower revenue in the Renewable and Power segments. The GAAP operating loss in first quarter 2018 was $102.7 million compared to an operating loss of $13.0 million in first quarter 2017. The adjusted operating loss in first quarter 2018 was $77.0 million, compared to an adjusted operating loss of $2.0 million in first quarter 2017, due mainly to a higher level of charges on contracts within the Renewable segment compared to last year. Adjusted EBITDA was negative $61.6 million compared to positive $8.4 million in the prior year period.

First quarter 2018 revenues for the Power segment decreased 18.9% to $159.1 million compared to $196.3 million in the prior year period. Revenues decreased mainly as the result of reduced levels of work on new-build and environmental contracts, partially mitigated by a modest increase in retrofit services contracts. Gross profit in the Power segment in first quarter 2018 was $30.9 million, compared to $37.7 million in the prior-year period. Gross profit margin was 19.4%, compared to 19.2% last year. Adjusted EBITDA in the Power segment in first quarter 2018 was $11.2 million, compared to $17.4 million in last year's quarter. Adjusted EBITDA margin was 7.1% compared to 8.9% last year, as the impact of lower volume was mitigated by solid execution and benefits from cost savings initiatives implemented over the past year.

In first quarter 2018, the Company sold all of its joint venture interest in Babcock & Wilcox Beijing Company, Ltd. (BWBC), its Chinese joint venture company, for approximately $21 million, in addition to the $41 million dividend (net of taxes) received from BWBC in fourth quarter 2017. The Company will continue a relationship with BWBC through an expanded technology license. Also, the Company recognized an $18.4 million other-than-temporary-impairment based on a preliminary agreement to sell its investment in Thermax Babcock & Wilcox Energy Solutions Private Limited (TBWES), its Indian joint venture. The actions to sell interests in both of its Asian joint ventures is consistent with the Company's strategy to shift its focus more toward aftermarket parts and service and retrofit opportunities in the coal-fired power market and away from large international new-build projects and to monetize non-core assets.

Industrial segment revenues increased 2.9% to $94.9 million in first quarter 2018 compared to $92.2 million in first quarter 2017, as growth at MEGTEC was partially offset by a small decline at Universal and lower volumes at SPIG, where the Company implemented a new business model in second half 2017. Gross profit in the Industrial segment was $11.3 million in first quarter 2018, compared to $15.3 million in the prior-year period. Gross profit margin was 11.9%, compared to 16.6% last year. Adjusted EBITDA was $(3.4) million compared to $0.5 million last year mainly due to a lower contribution from SPIG as the result of lower profitability on certain cooling systems projects.

Revenues in the Renewable segment were $60.0 million for first quarter 2018, compared to $105.5 million in first quarter 2017. The Renewable segment gross loss was $50.4 million in first quarter 2018, compared to gross profit of $10.6 million reported in first quarter 2017. Adjusted EBITDA in the quarter was negative $61.7 million compared to positive $0.9 million last year, mainly due to increased estimated costs to complete Renewable new-build projects and a higher level of SG&A to support the completion of the projects.

Management has identified $52.6 million of additional estimated costs to complete its Renewable energy projects in Europe. The largest portion of these costs ($18.2 million) is related to the project with the previously announced steel beam failure due to additional costs following a joint venture partner entering administration in the United Kingdom and delays in receiving regulatory releases (received in April 2018) to conduct repairs on the failed beam. The remainder of the increased costs was related to schedule delays, claim settlements and other costs associated with the other loss projects.

Status summary of Renewable loss projects

•	The first project, a waste-to-energy plant in Denmark, was approximately 97% complete as of March 31, 2018. Construction is complete and turnover is expected to be complete in mid-2018.

•
The second project, a biomass plant in the United Kingdom, was approximately 87% complete as of March 31, 2018. Commissioning activities began on the project in first quarter 2018 and turnover is expected to occur in mid-2018.

•
The third project, a biomass plant in Denmark, was approximately 98% complete as of March 31. 2018. Construction activities are complete and partial takeover by the customer was achieved in March 2018, with the remainder of work expected to be complete during the plant's planned outage later in 2018.

•
The fourth project, a biomass plant in the United Kingdom, was approximately 87% complete as of March 31, 2018. Commissioning began in first quarter 2018, and turnover is expected to occur in mid-2018.

•
The fifth project, a biomass plant in the United Kingdom, was approximately 61% complete as of March 31, 2018. Construction activities are ongoing and are expected to be complete in late 2018 with turnover to customer in early 2019.

•
The sixth project, a waste-to-energy plant in the United Kingdom, was approximately 83% complete as of March 31, 2018. Construction activities are ongoing and turnover is expected to occur in second half 2018.

In connection with the above-mentioned projects, B&W intends to not only seek insurance recoveries, but also additional relief from its customers and pursue other claims. However, there can be no assurance as to the amounts, if any, that B&W may recover. The $52.6 million of additional renewable project costs recognized in first quarter 2018 do not take into account any potential recoveries to mitigate these losses.

Balance Sheet

The Company’s cash and cash equivalents balance, net of restricted cash, was $37.4 million at March 31, 2018. Additionally, the Company has $19.8 million from the sale of BWBC in its restricted cash balance, which was released in early May 2018. At March 31, 2018, outstanding balances under revolving credit facilities totaled $181.4 million; at May 8, 2018 the U.S. revolving credit facility balance was $142.0 million.

On April 30, 2018, the Company completed its previously announced rights offering raising gross proceeds of $248.5 million. The Company used $214.9 million of the net proceeds to repay all of the indebtedness and other obligations under its former second-lien term loan and will use the remainder of the net proceeds for working capital purposes.

2018 Outlook

The Company is reaffirming its prior consolidated 2018 guidance as follows:

•	Revenue in the range of $1.5 billion to $1.7 billion

•	Adjusted EBITDA to be in the range of $20 million to $40 million(1)

(1) As more fully described in Exhibit 2, management is unable to reconcile without unreasonable effort the Company's forecasted range of adjusted EBITDA for the full year to a comparable GAAP range.

The Company is also reconfirming its prior 2018 revenue and gross margin guidance by segment(2):

•	Power: revenue down 5% to flat compared to 2017; gross margin approximately 20%

•	Renewable: no guidance

•	Industrial: revenue up 14% to 19% compared to 2017; gross margin approaching 20%

(2) Segment gross margin guidance is presented reflecting the adoption of FASB ASU 2017-07. The new guidance classifies service cost as the only component of net periodic benefit cost presented in cost of operations, whereas the other components will be presented in other income. Upon adoption, this affected not only how we present net periodic benefit cost, but also Power segment gross profit. We adopted the new accounting standard retrospectively as of January 1, 2018. The changes in the classification of the historical components of net periodic benefit costs from operating expense to other expense for the first quarter 2017 amounted to $4.2 million and are reflected in our condensed consolidated statements of operations. For a reconciliation of changes in the classification of the historical components of net periodic benefit cost please see the appendix in the May 2018 Company Overview Presentation which can be located on the investors page of our website at www.babcock.com, and in our annual report on Form 10-K for the year ended December 31, 2017 filed with the SEC.

Conference Call to Discuss First Quarter 2018 Results

Date:        Tuesday, May 8, 2018, at 5:00 p.m. EST
Live Webcast:    Investor Relations section of website at www.babcock.com

Forward-Looking Statements

B&W cautions that this release contains forward-looking statements, including, without limitation, statements relating to our strategic objectives; our business execution model; management’s expectations regarding the industries in which we operate; our guidance and forecasts; our projected operating margin improvements, savings and restructuring costs; covenant compliance; and project execution. These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, among other things, our ability to continue as a going concern; our ability to obtain and maintain sufficient financing to provide liquidity to meet our business objectives, surety bonds, letters of credit and similar financing; the highly competitive nature of our businesses; general economic and business conditions, including changes in interest rates and currency exchange rates; general developments in the industries in which we are involved; cancellations of and adjustments to backlog and the resulting impact from using backlog as an indicator of future earnings; our ability to perform contracts on time and on budget, in accordance with the schedules and terms established by the applicable contracts with customers; failure by third-party subcontractors, joint venture partners or suppliers to perform their obligations on time and as specified; our ability to realize anticipated savings and operational benefits from our restructuring plans, and other cost-savings initiatives; our ability to successfully integrate and realize the expected synergies from acquisitions; our ability to successfully address productivity and schedule issues in our Renewable segment, including the ability to complete our Renewable energy projects within the expected time frame and the estimated costs; willingness of customers to waive liquidated damages or agree to bonus opportunities; our ability to successfully partner with third parties to win and execute renewable projects; changes in our effective tax rate and tax positions; our ability to maintain operational support for our information systems against service outages and data corruption, as well as protection against cyber-based network security breaches and theft of data; our ability to protect our intellectual property and renew licenses to use intellectual property of third parties; our use of the percentage-of-completion method of accounting; the risks associated with integrating businesses we acquire; our ability to successfully manage research and development projects and costs, including our efforts to successfully develop and commercialize new technologies and products; the operating risks normally incident to our lines of business, including professional liability, product liability, warranty and other claims against us; changes in, or our failure or inability to comply with, laws and government regulations; difficulties we may encounter in obtaining regulatory or other necessary permits or approvals; changes in, and liabilities relating to, existing or future environmental regulatory matters; our limited ability to influence and direct the operations of our joint ventures; potential violations of the Foreign Corrupt Practices Act; our ability to successfully compete with current and future competitors; the loss of key personnel and the continued availability of qualified personnel; our ability to negotiate and maintain good relationships with labor unions; changes in pension and medical expenses associated with our retirement benefit programs; social, political, competitive and economic situations in foreign countries where we do business or seek new business; the possibilities of war, other armed conflicts or terrorist attacks; our ability to successfully consummate the sale of our MEGTEC and Universal businesses, as well as any other non-core assets, within the expected timeframes or at all. If one or more of these risks or other risks materialize, actual results may vary materially from those expressed. For a more complete discussion of these and other risk factors, see B&W’s filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. B&W cautions not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and undertakes no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.

About B&W
Headquartered in Charlotte, N.C., Babcock & Wilcox is a global leader in energy and environmental technologies and services for the power and industrial markets. Follow us on Twitter @BabcockWilcox and learn more at www.babcock.com.
# # #

Investor Contact:	Media Contact:
Chase Jacobson	Ryan Cornell
Vice President, Investor Relations	Public Relations
Babcock & Wilcox	Babcock & Wilcox
704.625.4944 | investors@babcock.com	330.860.1345 | rscornell@babcock.com

Exhibit 1
Babcock & Wilcox Enterprises, Inc.
Reconciliation of Non-GAAP Operating Income and Earnings Per Share(1)(2)
(In millions, except per share amounts)

	Three Months Ended March 31, 2018
	GAAP	Restructuring and spin-off transaction costs	Financial advisory services	BWBC (gain) on sale	Impairment of equity method investment	Non-GAAP	Intangible amortization	Non-GAAP excluding intangible amortization
Operating income (loss)	$(102.7)	$6.9	$3.5	$(6.5)	$18.4	$(80.5)	$3.5	$(77.0)
Other income (expense)	(3.5)	—	—	—	—	(3.5)	—	(3.5)
Income tax expense (benefit)	14.1	0.4	0.8	—	—	15.2	0.9	16.1
Net income (loss)	$(120.3)	$6.5	$2.7	$(6.5)	$18.4	$(99.3)	$2.6	$(96.7)
Net income attributable to non-controlling interest	(0.1)	—	—	—	—	(0.1)	—	(0.1)
Net income (loss) attributable to shareholders	$(120.4)	$6.5	$2.7	$(6.5)	$18.4	$(99.4)	$2.6	$(96.8)

Diluted EPS - continuing operations	$(2.73)	$0.15	$0.06	$(0.15)	$0.42	$(2.25)	$0.06	$(2.19)

Income tax rate						(18.1)%		(20.0)%

	Three Months Ended March 31, 2017
	GAAP	Restructuring and spin-off transaction costs	Acquisition and integration costs	Pension & OPEB MTM (gain) / loss	Non-GAAP	Intangible amortization	Non-GAAP excluding intangible amortization
Operating income (loss)	$(13.0)	$3.0	$1.9	$—	$(8.0)	$6.0	$(2.0)
Other income (expense)	2.2	—	—	1.1	3.2	—	3.2
Income tax expense (benefit)	(4.0)	0.8	0.3	0.3	(2.6)	1.9	(0.7)
Net income (loss)	$(6.8)	$2.2	$1.7	$0.8	$(2.2)	$4.1	$1.9
Net income attributable to non-controlling interest	(0.2)	—	—	—	(0.2)	—	(0.2)
Net income (loss) attributable to shareholders	$(7.0)	$2.2	$1.7	$0.8	$(2.4)	$4.1	$1.7

Diluted EPS - continuing operations	$(0.14)	$0.05	$0.03	$0.02	$(0.05)	$0.08	$0.04

Income tax rate					54.6%		(58.1)%

(1) Figures may not be clerically accurate due to rounding.

(2) B&W is providing non-GAAP information regarding certain of its historical results to supplement the results provided in accordance with GAAP, and it should not be considered superior to, or as a substitute for, the comparable GAAP measures. B&W believes the non-GAAP measures provide meaningful insight into the Company’s operational performance and provides these measures to investors to help facilitate comparisons of operating results with prior periods and to assist them in understanding B&W’s ongoing operations.

Exhibit 2
Babcock & Wilcox Enterprises, Inc.
Reconciliation of Adjusted EBITDA(1)
(In millions)

	Three Months Ended March 31,	Three Months Ended December 30,	Three Months Ended September 30,	Three Months Ended June 30,	Three Months Ended March 31,
	2018	2017	2017	2017	2017
Adjusted EBITDA (2)
Power segment(3)	$11.2	$38.4	$21.6	$27.4	$17.4
Renewable segment	(61.7)	(39.0)	(10.6)	(123.3)	0.9
Industrial segment	(3.4)	(7.2)	(5.7)	(6.9)	0.5
Corporate	(9.1)	(6.0)	(6.9)	(7.7)	(7.8)
Research and development costs	(1.5)	(2.0)	(2.3)	(2.9)	(2.3)
Foreign exchange & other income (expense)	2.8	(0.8)	(7.6)	1.9	(0.4)
	(61.6)	(16.5)	(11.5)	(111.5)	8.4

Gain on sale of equity method investment (BWBC)	6.5	—	—	—	—
Other than temporary impairment of equity method investment in TBWES	(18.4)	—	—	(18.2)	—
MTM gain/(loss) included in benefit plans, net	—	9.8	—	—	(1.1)
Financial advisory services included in SG&A	(3.5)	(2.3)	(0.4)	—	—
Restructuring activities and spin-off transaction costs	(6.9)	(6.5)	(3.8)	(2.1)	(3.0)
Acquisition and integration Costs	—	(0.2)	(0.3)	(0.9)	(1.9)
Goodwill and other impairments	—	—	(86.9)	—	—
Litigation settlement gain	—	0.8	—	—	—
Depreciation & amortization	(9.1)	(9.2)	(9.6)	(9.9)	(11.6)
Interest expense, net	(13.4)	(10.6)	(7.3)	(6.2)	(1.6)
Loss before income tax expense	(106.3)	(34.8)	(119.7)	(148.9)	(10.8)
Income tax expense (benefit)	14.1	72.5	(5.6)	2.0	(4.0)
Net loss	(120.3)	(107.2)	(114.1)	(150.9)	(6.8)
Net income attributable to noncontrolling interest	(0.1)	(0.2)	(0.2)	(0.1)	(0.2)
Net loss attributable to stockholders	$(120.4)	$(107.5)	$(114.3)	$(151.0)	$(7.0)

(1) Figures may not be clerically accurate due to rounding.

(2) EBITDA is not a calculation based on generally accepted accounting principles (GAAP). The amounts included in Adjusted EBITDA however, are derived from amounts included in the Consolidated Statements of Earnings. EBITDA should not be considered an alternative to net earnings (loss), operating profit (loss) or operating cash flows. B&W has presented EBITDA as it is regularly used by many of our investors and is presented as a convenience to them. Adjusted EBITDA, as presented in this calculation however, differs from the EBITDA calculation used to compute our leverage ratio and interest coverage ratio as defined by our Amended Credit Agreement.

(3) Power adjusted EBITDA includes pension benefit, excluding MTM adjustments of $6.8 million, $5.2 million, $5.0 million, $5.0 million and $5.0 million in the three months ended March 31, 2018, December 30, 2017, September 30, 2017, June 30, 2017 and March 31, 2017, respectively.

2018 Outlook
Management has provided full year adjusted EBITDA guidance of $20 million to $40 million. It is not possible for B&W to identify the amount or significance of future adjustments associated with potential mark to market adjustments to our pension and other postretirement benefit plan liabilities or other non-routine costs that we adjust in our presentation of adjusted EBITDA. These items are dependent on future events and/or market inputs that are not reasonably estimable at this time. Accordingly, management is unable to reconcile without unreasonable effort its forecasted range of adjusted EBITDA for the full year included in the 2018 Guidance section of this overview to a comparable GAAP range. However, items excluded from adjusted EBITDA guidance include the historical adjustments previously disclosed such as interest, income taxes, depreciation, amortization, restructuring and spin costs, acquisition and integration costs, financial advisory services, gains or losses on asset sales, including any related expenses, goodwill and other asset impairments, litigation settlements and mark-to-market adjustments of pension and other postretirement benefit plan liabilities. B&W’s full-year adjusted EBITDA guidance also excludes the following estimable adjusting items: $49.2 million loss on extinguishment of second lien debt, spin and restructuring costs of approximately $8.8 million, financial advisory services costs of approximately $9.4 million, the gain on the sale of BWBC (a former Chinese joint venture) of $6.5 million, other than temporary impairment of equity method investment in TBWES impairment of $18.4 million and additional acquisition integration costs of less than $1 million.

Exhibit 3
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Operations(1)
(In millions, except per share amounts)

	Three Months Ended March 31,
	2018	2017
Revenues	$311.4	$391.1
Costs and expenses:
Cost of operations	322.0	332.5
Selling, general and administrative expenses	71.9	66.9
Restructuring activities and spin-off transaction costs	6.9	3.0
Research and development costs	1.5	2.3
Total costs and expenses	402.3	404.7
Equity in income and impairment of investees	(11.8)	0.6
Operating loss	(102.7)	(13.0)
Other income (expense):
Interest income	0.2	0.1
Interest expense	(13.5)	(1.8)
Benefit plans, net	7.0	4.2
Other – net	2.8	(0.4)
Total other income (expense)	(3.5)	2.1
Loss before income tax expense	(106.3)	(10.9)
Income tax expense (benefit)	14.1	(4.0)
Net loss	(120.4)	(6.9)
Net income attributable to noncontrolling interest	(0.1)	(0.2)
Net loss attributable to shareholders	$(120.5)	$(7.1)

Basic loss per share	$(2.73)	$(0.14)

Diluted loss per share	$(2.73)	$(0.14)

Shares used in the computation of earnings per share:
Basic	44.2	48.7
Diluted	44.2	48.7

(1) Figures may not be clerically accurate due to rounding.

Exhibit 4
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Balance Sheets(1)
(In millions, except per share amount)

	March 31, 2018	December 31, 2017
Cash and cash equivalents	$37.4	$56.7
Restricted cash and cash equivalents	49.7	26.0
Accounts receivable – trade, net	279.3	291.7
Accounts receivable – other	73.9	79.0
Contracts in progress	161.7	161.2
Inventories	77.5	82.2
Other current assets	42.6	35.6
Total current assets	722.1	732.3
Net property, plant and equipment	139.6	141.9
Goodwill	205.2	204.4
Deferred income taxes	87.1	97.8
Investments in unconsolidated affiliates	8.4	43.3
Intangible assets	73.7	76.8
Other assets	30.4	25.8
Total assets	$1,266.5	$1,322.2

Foreign revolving credit facilities	$4.3	$9.2
Second lien term loan facility	162.5	160.1
Accounts payable	226.9	225.2
Accrued employee benefits	32.1	30.2
Advance billings on contracts	163.3	181.1
Accrued warranty expense	40.0	39.0
Other accrued liabilities	105.0	99.5
Total current liabilities	734.2	744.3
U.S. revolving credit facility	177.0	94.3
Pension and other accumulated postretirement benefit liabilities	246.9	256.4
Other noncurrent liabilities	38.4	36.5
Total liabilities	1,196.5	1,131.5
Commitments and contingencies
Stockholders' equity:
Common stock, par value $0.01 per share, authorized 200,000 shares; issued and outstanding 44,381 and 44,065 shares at March 31, 2018 and December 31, 2017, respectively	0.5	0.5
Capital in excess of par value	801.1	801.0
Treasury stock at cost, 5,819 and 5,681 shares at March 31, 2018 and December 31, 2017, respectively	(105.5)	(104.8)
Retained deficit	(613.0)	(492.2)
Accumulated other comprehensive loss	(21.8)	(22.4)
Stockholders' equity attributable to shareholders	61.3	182.1
Noncontrolling interest	8.7	8.6
Total stockholders' equity	70.0	190.7
Total liabilities and stockholders' equity	$1,266.5	$1,322.2

(1) Figures may not be clerically accurate due to rounding.

Exhibit 5
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Cash Flows(1)
(In millions)

	Three month ended March 31,
	2018	2017
Cash flows from operating activities:
Net income (loss)	$(120.3)	$(6.8)
Non-cash items included in net income (loss):
Depreciation and amortization of long-lived assets	9.1	11.6
Amortization of debt issuance cost and debt discount	5.0	0.3
Income from equity method investees	(6.6)	(0.6)
Other than temporary impairment of equity method investment in TBWES	18.4	—
Losses on asset disposals and impairments	0.5	0.7
Provision for (benefit from) deferred income taxes	1.1	(1.0)
Mark to market losses (gains) and prior service cost amortization for pension and postretirement plans	(0.4)	0.2
Stock-based compensation, net of associated income taxes	0.2	4.2
Changes in assets and liabilities:
Accounts receivable	17.3	(5.8)
Contracts in progress and advance billings on contracts	(18.3)	(45.1)
Inventories	4.3	1.6
Income taxes	10.1	3.3
Accounts payable	(3.0)	(0.9)
Accrued and other current liabilities	3.1	(33.7)
Pension liabilities, accrued postretirement and employee benefits	(9.6)	(2.5)
Other, net	4.6	(0.3)
Net cash from operating activities	(84.8)	(74.8)
Cash flows from investing activities:
Purchase of property plant and equipment	(3.2)	(4.5)
Acquisition of business, net of cash acquired	—	(52.5)
Proceeds from sale of business	5.1	—
Proceeds from sale of equity method investment in a joint venture	21.1	—
Purchases of available-for-sale securities	(9.6)	(13.8)
Sales and maturities of available-for-sale securities	9.5	15.7
Other, net	0.2	0.1
Net cash from investing activities	23.1	(55.0)

(1) Figures may not be clerically accurate due to rounding.

Exhibit 5
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Cash Flows(1)
(In millions)

	Year Ended December 31,
	2017	2016
Cash flows from financing activities:
Borrowings under our U.S. revolving credit facility	157.1	255.4
Repayments of our U.S. revolving credit facility	(74.4)	(175.2)
Borrowings under our foreign revolving credit facilities	—	0.2
Repayments of our foreign revolving credit facilities	(5.0)	(2.2)
Shares of our common stock returned to treasury stock	(0.7)	(0.8)
Debt issuance costs	(5.4)	—
Other	(0.1)	(1.3)
Net cash from financing activities	71.5	76.1
Effects of exchange rate changes on cash	(5.2)	1.3
Net increase (decrease) in cash, cash equivalents and restricted cash	4.4	(52.4)
Cash, cash equivalents and restricted cash, beginning of period	82.6	123.7
Cash, cash equivalents and restricted cash, end of period	$87.1	$71.2

(1) Figures may not be clerically accurate due to rounding.

Exhibit 6
Babcock & Wilcox Enterprises, Inc.
Segment Information(1)
(In millions)

SEGMENT RESULTS	Three Months Ended March 31,
	2018	2017
REVENUES:
Power	$159.1	$196.3
Renewable	60.0	105.5
Industrial	94.9	92.2
Eliminations	(2.7)	(2.9)
	$311.4	$391.1

GROSS PROFIT:
Power	$30.9	$37.7
Renewable	(50.4)	10.6
Industrial	11.3	15.3
Intangible asset amortization included in cost of operations	(2.4)	(5.0)

ADJUSTED EBITDA:
Power	$11.2	$17.4
Renewable	(61.7)	0.9
Industrial	(3.4)	0.5
Corporate & Other	(7.7)	(10.4)
	$(61.6)	$8.4

AMORTIZATION EXPENSE:
Power	$0.2	$0.3
Renewable	0.2	0.2
Industrial	3.1	5.5
	$3.5	$6.0

DEPRECIATION EXPENSE:
Power	$3.1	$3.3
Renewable	1.0	0.9
Industrial	1.4	1.3
	$5.6	$5.6

BOOKINGS:
Power	$271	$176
Renewable	46	36
Industrial	83	105
Other/Eliminations	(1)	—
	$399	$317

BACKLOG:
Power	$565	$599
Renewable	994	1,171
Industrial	245	252
Other/Eliminations	(41)	(1)
	$1,763	$2,021

(1) Figures may not be clerically accurate due to rounding.